Evaluation of the anticancer and antioxidant efficacy of a new formulation of hemp oil

1 Context

Hemp oil contains cannabidiol (CBD). This molecule has demonstrated different biological effects, including anticancer effects. Indeed, CBD has antiproliferative and pro-apoptotic effects and is known to interfere with tumor neovascularization, cancer cell migration, adhesion, invasion and metastasis. It has also been shown that CBD has antioxidant properties. These properties may confer neuroprotective potential and help prevent neurodegenerative diseases such as Parkinson's and Alzheimer's.

Canna Inno Laboratories Inc., is currently developing a new CBD-rich hemp oil preparation combined with other bioactive natural agents. In order to evaluate the effectiveness of this new preparation and compare it to a preparation of hemp oil rich in CBD alone, the company asks the help of the team of TransBIOTech to make this comparison between the two preparations.

2 Objectives

- Compare the cytotoxic effect of three preparations from Canna Inno Laboratories Inc. to a conventional preparation of High Grade CBD Hemp Oil (CBD) using breast cancer cell lines.
- Compare the antioxidant potential of the two Canna Inno Laboratories Inc. formulas. to a conventional preparation of High Grade CBD Hemp Oil (CBD) using an *in vitro* test based on neuronal cells.

3 Workflow

3.1 Cytotoxicity comparison

Three types of breast cancer cell lines with different characteristics will be used. The MCF-7 line is a line expressing the estrogen and progesterone receptors and its growth is dependent on these hormones. This line is derived from a breast adenocarcinoma and has the characteristics of an epithelial lineage. Another hormone-dependent line, the T-47D line, will be used. Although sharing many common features with MCF-7, the T-47D line responds differently to progesterone. Finally, the MDA-MB-231 and BT-20 lines which are triple negative because they do not possess the estrogen and progesterone receptors and they do not show an amplification of the HER-2 / Neu gene.

The cells will be seeded in 96-well plate wells (5×10^3 cells / well). After 24 hours of incubation (37°C., 5% CO_2) to ensure cell adhesion, six different concentrations of the formulations (0 to 50 µM) will be added. The tested formulations will be hemp oil alone, hemp oil plus D-Limonene, hemp oil plus Astaxanthin and hemp oil plus 4 other plant extracts (Moringa Oleifera, Euphorbia hirta, Pao Pereira and Momordica charantia). The cells will then be incubated for 48 or 72 hours. Cytotoxicity will be determined using Alamar blue. The latter is a sensitive indicator of cellular metabolic activity.

201, rue Mgr-Bourget, Lévis (Québec) G6V 9V6 • Tél. : 418.833.8876 • www.tbt.qc.ca

This test offers significant advantages over other metabolic tests. Indeed, Alamar blue is not toxic for cells and does not require cell lysis, thus allowing the evolution of the signal. Healthy and/or proliferating cells produce reducing compounds such as $FADH_2$, NADH and NADPH and have preserved cytochromic activity to reduce Alamar blue. Once reduced, Alamar blue becomes a fluorescent compound. The accumulation of reduced Alamar blue is measured using a plate reader using fluorescence. The cytotoxicity of the formulations will be tested on each of the cell lines used.

3.2 Antioxidant potential comparison

The antioxidant capacity of both formulations will be compared in an *in vitro* model using human brain cells from primary culture (astrocytes). Astrocytes (Lonza) will be cultured using AGM medium (Lonza). The cells will be inoculated in 48-well plates (2.5×10^4 cells/well) and incubated in the presence of three different concentrations of each of the two formulations for 48 hours. We will compare hemp oil alone, hemp oil plus astaxanthin, hemp oil plus D-Limonene. After this period 2 different concentrations of H_2O_2 (10 and 25 µM) will be added to the cell cultures to generate oxidative stress. Sixteen hours after the addition of hydrogen peroxide, the concentrations of reactive oxygen species (ROS) will be evaluated. ROS levels rise rapidly during cellular stress. These molecules are very oxidizing and they are responsible for damage inside the cells. ROS levels will be determined using the Cellular Reactive Oxygen Species Detection Assay kit (abcam). This kit uses a probe that penetrates inside the cells and, reacting with the ROS, emits red fluorescence. This fluorescence will be measured by a plate reader (Ex / Em = 520/605).

4 Schedule

STEPS		Allocation (h)		2018					
		M Roy	F Couture	Month #	Month #	Month #	Month #	Month #	Month #
1.	**Cytotoxicity assay**								
1.1	Assay of preparations on breast cancer cells	70	12						
2.	**Antioxidant effec on neuronal cells**								
2.1	Assay establishment	15	4						
2.2	Efficacy of preparations on neuronal cells	35	8						
3.	**Report writing**								
			6						
	Cumulated time	120	30						

5 Cost

Material (cytotoxicity assay, cell culture, probes, astrocytes)		=	$4,100
Time			
Technician	(120h x $75/h)	=	$9,000
Researcher	(30h x $150/h)	=	$4,500
	Total	=	17,600$

6 Deliverables

The results of the analyzes performed during the project will be provided to the client and a final report describing all stages of the project will be issued

7 Intellectual properties

Canna Inno Laboratories Inc. will be the sole owner of the results obtained. On the other hand, the analytical methods remain the property of TransBIOTech. The project is carried out under the seal of confidentiality and the results of the project can only be used by TransBIOTech with the written consent of Canna Inno Laboratories Inc.

8 Signatures

TransBIOTech

Frédéric Couture, Ph.D.
Researcher

Yvan Boutin, Ph.D.
Head of Biology sector

Denis Beaumont
Managing director

Canna Inno Laboratories Inc.

Michel Aubé PhD
CEO and Chef Scientific Officer